LifeVantage Welcomes Rajendran Anbalagan to the Board of Directors; Thanks Erin Brockovich for Her Years of Service

SALT LAKE CITY, August 26, 2024 -- LifeVantage Corporation (Nasdaq: LFVN), a leading health and wellness company with products designed to activate optimal health processes at the cellular level, announced the appointment of Rajendran Anbalagan to the Company’s Board of Directors effective today. The appointment comes after the Board conducted a comprehensive search to identify a candidate with transformational digital skills and identified Mr. Anbalagan as an exceptional choice.

“We are very excited to welcome Rajendran Anbalagan to the LifeVantage Board,” said Ray Greer, Chairman. “Raj brings extensive technology experience along with a deep understanding of how to leverage digital tools to drive operational excellence. His perspective will be invaluable as we continue to invest in technology solutions to enhance the customer experience and propel our future growth.”

“I am honored to join the Board at this pivotal moment and contribute to shaping transformative digital strategies,” said Mr. Anbalagan. “I look forward to collaborating with this talented team of executives and directors to leverage the power of the LifeVantage brand, advancing the Company’s mission and growth strategy.”

After five years of service, Erin Brockovich agreed to resign effective today to make room for the appointment of Raj to the Board.

“Erin’s diverse legal and business background along with her renowned advocacy experience provided valuable insights to the Board,” said Greer. “We thank Erin for her years of service and wish her the best in future endeavors as she continues to make a difference for so many.”

“I am so grateful for my time on the Board,” said Ms. Brockovich. “LifeVantage’s mission to offer people around the world a better path to wellness is so ingrained in their every day. The entire LifeVantage team, including the Company’s Independent Consultants, have had a profound impact on my life and I plan to continue partnering and supporting them long into the future.”

About Rajendran Anbalagan

Raj has over twenty years of experience managing and executing large technology and e-commerce programs. He has served as Chief Information and Product Transformation Officer at Caesars Entertainment (“Caesars”) since June 2023, where he is responsible for technology and digital growth of the company. Prior to joining Caesars, from December 2011 to May 2023, Raj served as Senior Vice President of Digital Technology & Innovation at Panera LLC (“Panera”), where he was responsible for guiding product strategy on digital technology advancements, growth innovation, and enterprise architecture. Prior to joining Panera, from 1998 to 2011, Raj worked in various executive leadership positions at AT&T, overseeing global distribution organization and technology integration across a multitude of products and platforms. Raj earned a Bachelor of Computer Science and Engineering from the University of Madras in 1997 and a Master of Business Administration from University of Missouri-Saint Louis in 2008.

About LifeVantage Corporation

LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and probiotics, weight management, and skin and hair care products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, and the TrueScience® line of skin and hair care products and Liquid Collagen. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, and Axio® its nootropic energy drink mixes. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.

Public Relations Contact:

Jennifer Rumble, CerconeBrownCompany
(704) 923-6378
jrumble@cerconebrown.com

Investor Relations Contact:

Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com